As filed with the Securities and Exchange Commission on June 9, 2010

Investment Company Act Registration No. 811-09999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No.

and/or

REGISTRATION STATEMENT UNDER THE

INVESTMENT COMPANY ACT OF 1940

Amendment No. 13 (X)

(Check appropriate box or boxes)

PRUDENTIAL INVESTMENT PORTFOLIOS 2

(Exact name of registrant as specified in charter)

GATEWAY CENTER THREE

100 MULBERRY STREET

NEWARK, NEW JERSEY 07102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (973) 367-7521

Deborah A. Docs

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

(Name and Address of Agent for Service)

This Post-Effective Amendment No. 13to the Registrant’s Registration Statement on Form N-1A (File No. 811-09999) (the “Registration Statement”) consists of the following: (1) the facing sheet of the Registration Statement, (2) Supplement, dated June 9, 2010, to the Registrant’s current Prospectus and Statement of Additional Information, dated April 22, 2010, and (3) Signature pages. Parts A, B and C to the Registration Statement, each dated April 22, 2010, were previously filed in connection with Post-Effective Amendment No. 12 to the Registration Statement are hereby incorporated by reference. This Post-Effective Amendment No. 13 to the Registration Statement is being filed to update certain non-material disclosure in the Registration Statement.

Prudential Investment Portfolios 2–Prudential Core Taxable Money Market Fund

Supplement dated June 9, 2010 to the Prospectus and Statement of Additional Information

This supplement amends the Prospectus and Statement of Additional Information of the Fund referenced above (the Funds) and is in addition to any existing supplement to the Fund’s Prospectus and Statement of Additional Information. This supplement should be read in conjunction with the Fund’s current Prospectus and Statement of Additional Information.

The Securities and Exchange Commission (SEC) recently amended Rule 2a-7 (Rule 2a-7) of the Investment Company Act of 1940 (1940 Act), which regulates money market funds, including the Fund. The changes discussed in this supplement relate to such amendments to Rule 2a-7.

1.	The Fund’s current description of Rule 2a-7 that is in the section of the Prospectus entitled “How the Fund Invests- Investment Objective(s) and Policies” is deleted and replaced with the following:

We manage the Fund in compliance with regulations applicable to money market mutual funds, specifically, Rule 2a-7 under the 1940 Act. The Fund will not acquire any security with a remaining maturity exceeding 397 calendar days (as defined by Rule 2a-7). Beginning May 28, 2010, the Fund is required to comply with new liquidity requirements under Rule 2a-7. Specifically, the Fund must hold at least 10% of its total assets in “daily liquid assets” and at least 30% of its total assets in “weekly liquid assets”. Daily liquid assets include cash (including demand deposits), direct obligations of the U.S. Government and securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within one business day. Weekly liquid assets include cash (including demand deposits), direct obligations of the U.S. Government, agency discount notes with remaining maturities of 60 days or less, and securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within five business days.

Until June 30, 2010, the Fund will maintain a dollar-weighted average portfolio maturity of 90 days or less. Not later than June 30, 2010, the Fund will (i) maintain a dollar-weighted average portfolio of 60 days or less and (ii) a dollar-weighted average life of (portfolio maturity measured without reference to any maturity shortening provisions of 120 days or less.

In addition, we will comply with the diversification, quality and other requirements of Rule 2a-7. This means, generally, that the money market instruments we purchase must be (i) rated in one of the two highest short-term rating categories by at least two nationally recognized statistical ratings organization (NRSROs) or by one NRSRO if only one NRSRO rates those money market instruments, such as Moody's Investors Services, Inc. (rated at least MIG-2 or Prime-2) or Standard & Poor's Rating Services (rated at least SP-2 or A-2), (ii) rated in one of the three highest long-term rating categories by at least two NRSROs or by only one NRSRO if only one NRSRO rates those money market instruments, or (iii) if unrated, of comparable quality as determined by the Fund's investment adviser. Beginning no later than December 31, 2010, the NRSROs noted above will be the NRSROs designated by the Fund’s Board as reliable for performance of their function and disclosed in the Fund’s Statement of Additional Information. All securities that we purchase will be denominated in U.S. dollars. In addition, we may choose to invest in certain government supported asset-backed notes in reliance on no-action relief issued by the staff of the SEC that such securities may be considered as government securities for purposes of compliance with the diversification requirements under Rule 2a-7.

2.	The Fund’s risk disclosure relating to the amortized cost method is deleted and replaced with the following:

Amortized Cost Method. There is also a risk that the market price for a security could be lower than the value attributed to the security through the amortized cost valuation procedures we follow. Such an event could affect our ability to maintain a net asset value of $1 per share. In the event that the Fund’s Board were to determine that the extent of the deviation between the Fund’s per share net asset value determined using amortized cost and its market-based net asset value per share may result in a material dilution or other unfair results to shareholders or potential investors, the Board will cause the Fund to take such action as it deems appropriate to eliminate or reduce to the extent practicable such dilution or unfair results, including the potential suspension of redemption of Fund shares and liquidation of the Fund, as permitted under Rule 22e-3 under the 1940 Act.

3.	Beginning May 28, 2010, the Fund may hold no more than 5% of its net assets in illiquid securities.

4.	The following is added as a third paragraph under the Fund’s Statement of Additional Information under the section entitled “Disclosure of Portfolio Holdings”:

Money Market Funds. Beginning no later than October 7, 2010, a Money Market Fund will post on its website a list of its portfolio holdings and certain other information on a monthly basis within five business days from month-end. Beginning no later than December 7, 2010, a Money Market Fund will make a monthly filing with the SEC on Form N-MFP within five business days from month-end. This filing will contain complete portfolio holdings, all the information required in the monthly website postings and certain additional information about individual securities and the portfolio as a whole. The information in Form N-MFP will be made publicly available by the SEC 60 days after the end of the month to which the information pertains.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, and State of New Jersey, on the 9th day of June, 2010.

PRUDENTIAL INVESTMENT PORTFOLIOS 2

* Judy A. Rice, President

Name	Position	Date

*B By: /s/ Jonathan D. Shain	Attorney-in-Fact	June 9, 2010
Jonathan D. Shain